Exhibit 99.1

For Immediate Release

Jim Tolonen, CFO

Business Objects

+1 408 953 6000

Don Markley

Business Objects

Investor Relations

+1 408 953 6054

don.markley@businessobjects.com

Anne Guimard

Business Objects

European Investor Relations

+33 1 41 25 39 19

anne.guimard@businessobjects.com

BUSINESS OBJECTS REPORTS

SECOND QUARTER REVENUE UP 16 PERCENT

License Revenue Up 3 Percent

Operating Margin Reaches 12 Percent

San Jose, California; Paris, France – July 31, 2003 – Business Objects (Nasdaq: BOBJ; Euronext Paris ISIN code FR0004026250—BOB), the world’s leading provider of business intelligence (BI) solutions, today announced results for the second quarter ended June 30, 2003.

Second quarter revenues were $129.0 million, an increase of 16% percent over revenues of $111.2 million for the quarter ended June 30, 2002. Net income for the second quarter was $11.5 million, or $0.18 per diluted share and ADS, compared to net income of $11.9 million, or $0.18 per diluted share and ADS, in the second quarter of the prior year.

“We are very pleased with our second quarter results, which reflect progress and success on a number of important fronts,” said Bernard Liautaud, chairman and chief executive officer. “In particular, our license revenue showed year-over-year growth, our operating margin improved, we significantly increased the number of contracts over $1 million, and we have seen strong early customer acceptance of the new Enterprise 6 product suite.”

Software license revenues in the quarter were $62.7 million, up 3 percent from the same period in the prior year. Software license update and support revenues reached $48.4 million, a 37 percent increase over the same period a year ago, primarily due to continued high levels of customer maintenance renewal. Professional services revenues were $17.9 million, a 20 percent increase over the prior year, driven by a 38 percent growth in consulting revenue. The improvement in consulting revenue reflects an increase in large engagements tied to analytic application deployments.

Operating margin in the quarter was 12 percent, compared with an operating margin of 9 percent in the second quarter of the prior year.

Geographic Region Results

For the second quarter, revenue distribution by region was as follows: Europe 49 percent, the Americas 44 percent, Japan 4 percent, and Asia-Pacific 3 percent. Year-over-year revenue performance in dollars for each region was: Europe up 34 percent (up 3 percent in Euros), Americas down 1 percent, Japan up 15 percent (up 8 percent in yen), and Asia-Pacific up 71 percent.

Major Products Introduced On Schedule

New product introductions, delivered on schedule, highlighted the quarter. Enterprise 6, the most complete, fully integrated business intelligence product suite on the market became generally available in May on all major platforms and in seven languages. Enterprise 6 sets the industry standard for web-based query, reporting and analysis, and contains the most advanced suite of analytic applications. In June, Business Objects introduced Performance Manager, a unique solution for advanced goal management, scorecarding, and analysis of metrics. Combined with previously released Dashboard Manager, Performance Manager provides Business Objects customers with important new EPM capabilities.

Momentum for Enterprise 6 and Data Integration

“The introduction of Enterprise 6 generated excitement and momentum in the marketplace,” said Liautaud. “In the first two months of availability, 73 customers in 10 countries purchased $2.7 million of Enterprise 6 products. In addition, we have seen our win rate increase with the new product suite.”

Data Integration products also showed strength during the quarter, contributing $3.1 million in license revenues, a 101 percent sequential increase from the quarter ended March 31, 2003. A total of 40 customers purchased Data Integration products, including 11 contracts over $100,000.

License revenues for analytic applications were $5.5 million, up 22 percent from the second quarter of 2002. During the quarter, 63 customers purchased analytic applications, with Dashboard Manager being purchased by twice as many customers as in the first quarter. The license revenue reported for analytic applications includes only revenue from the analytic products, and does not include data integration or business intelligence license revenue that may be linked to the same contracts.

Customer and Contract Highlights

The company also reported the following key data for the second quarter:

•	438 new customers were added; total customer count now exceeds 18,000;
•	7 contracts over $1 million, and 55 between $200,000 and $1 million;
•	Major customers included America Online, BT Ignite, Ernst & Young, Total, United Utilities Plc, and the U.S. Department of Labor;
•	Indirect channels contributed 40 percent of license revenue;
•	At the close of the quarter, the number of quota-carrying sales representatives was 315.

Balance Sheet

As of June 30, 2003, the company had $363 million in cash, cash equivalents, and short-term investments. Total assets were $617 million, compared with $552 million at December 31, 2002.

Foreign Exchange Rate Effects

Business Objects second quarter 2003 reported revenues and expenses were approximately $2 million greater than if they had been translated using the weighted average exchange rates in effect in the first quarter of 2003, and approximately $11 million greater than if they had been translated using the weighted average exchange rates in effect in the second quarter of 2002. Because non-U.S. denominated revenues and expenses were approximately equal, the exchange rate effect was immaterial at the Operating Profit level. Of the $34 million increase in cash and short-term investments on the Balance Sheet in the second quarter, approximately $20 million came from exchange rate effects.

Year-to-Date Results

Revenues for the six months ended June 30, 2003 were $247.5 million, compared with revenues in the same period of the prior year of $218.7 million. Net income for the six months ended June 30, 2003 was $20.3 million, or $0.32 per diluted share and ADS, compared with net income for the same period of the prior year of $22.9 million, or $0.35 per diluted share and ADS. The operating margin in the first six months was 10 percent.

Business Outlook

Management offers the following guidance for the quarter ending September 30, 2003:

Revenue is expected to be in the range of $121 to $124 million.

Diluted earnings per share and ADS are expected to be in the range of $0.14 to $0.17.

This press release contains forward-looking statements, including forward-looking statements regarding the company’s revenue and earnings expectations for the quarter ending September 30, 2003, and the year ending December 31, 2003. The forward-looking statements are based on the company’s current expectations, and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. The factors that could cause actual results to differ materially include, but are not limited to, the level of demand for the company’s business intelligence solutions, particularly its Enterprise 6 BI suite, changes in customer order patterns, the importance of business intelligence in the business intelligence tools, data integration, and analytic applications markets, unexpected expenses, continued success in technological advances and the ability of the company to adapt to technological changes, the ability of the company to gain acceptance of its products, the company’s reliance on partners and other third party distribution channels to market and distribute its products, the impact of events outside the United States such as fluctuating currency rates, in particular fluctuations of the euro and yen, worldwide economic and political conditions, the ability of the company to protect its intellectual property, litigation involving intellectual property and other issues, and increased competition. For a more complete discussion of these factors and additional risk factors that could materially affect the company’s current and future operating results, see the discussions in the company’s Form 10-Q for the quarter ended March 31, 2003, and Form 10-K for the fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission. The company undertakes no obligation to update these forward-looking statements at any time or for any reason.

Business Objects will hold a conference call today, hosted by management, at 1:30 p.m. PDT (10:30 p.m. in Paris), to discuss its Q2 2003 results, and the outlook for Q3 and the full year 2003. Investors can call 800.399.7988 (from U.S. and Canada) or 706.634.5428 (from Europe). A replay will be available through August 3, at 800.642.1687 (from U.S. and Canada), or 706.645.9291 (from Europe), both with access code “1870956.” The live Webcast can be accessed at the “Investor” section of the Business Objects web site, www.businessobjects.com—and a replay will be available from the site for 180 days after the call.

1.   About Business Objects

Business Objects is the world’s leading provider of enterprise business intelligence (BI) solutions. Business Objects enables organizations to track, understand, and manage enterprise performance. The company’s solutions leverage the information that is stored in an array of corporate databases, enterprise resource planning (ERP), and customer relationship management (CRM) systems.

Popular uses of BI include management dashboards and scorecards, enterprise performance management applications, customer intelligence applications, enterprise reporting, financial reporting, and both customer and partner extranets. These solutions enable companies to gain visibility into their business, acquire and retain profitable customers, reduce costs, optimize the supply chain, increase productivity and improve financial performance.

Business Objects provides the industry’s most integrated business intelligence suite, called BusinessObjects Enterprise 6. This suite includes the industry’s best web query, reporting, and analysis; the most advanced and complete suite of analytic applications; and the best connectivity to packaged applications.

Business Objects has more than 18,000 customers in over 80 countries. The company’s stock is publicly traded under the ticker symbols NASDAQ: BOBJ and Euronext Paris (ISIN code FR0004026250—BOB). It is included in the SBF 120 and IT CAC 50 French stock market indexes. Business Objects can be reached at 408-953-6000 and www.businessobjects.com.

BUSINESSOBJECTS is a trademark of Business Objects S.A. Other company and product names may be trademarks of the respective companies with which they are associated.

BUSINESS OBJECTS S.A.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands of US dollars, except per share and ADS data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(unaudited)
Revenues:
Net license fees	$62,695	$60,939	$118,938	$124,090
Services	66,292	50,257	128,573	94,644

Total revenues	128,987	111,196	247,511	218,734
Cost of revenues:
Net license fees	863	519	1,757	1,062
Services	20,701	17,632	40,695	34,687

Total cost of revenues	21,564	18,151	42,452	35,749

Gross margin	107,423	93,045	205,059	182,985
Operating expenses:
Sales and marketing	58,297	54,658	114,730	106,841
Research and development	23,540	17,162	46,119	32,993
General and administrative	10,602	7,183	18,760	13,345
Restructuring	—	3,756	—	3,756

Total operating expenses	92,439	82,759	179,609	156,935

Income from operations	14,984	10,286	25,450	26,050
Interest and other income, net	3,608	8,871	7,356	10,883

Income before provision for income taxes	18,592	19,157	32,806	36,933
Provision for income taxes	(7,065)	(7,279)	(12,466)	(14,034)

Net income	$11,527	$11,878	$20,340	$22,899

Net income per share and ADS—basic	$0.18	$0.19	$0.32	$0.37

ADS and shares used in computing net income per share and ADS—basic	63,052	62,168	62,765	61,707

Net income per share and ADS—diluted	$0.18	$0.18	$0.32	$0.35

ADS and shares and common share equivalents used in computing net income per share and ADS—diluted	64,458	64,605	64,075	64,686

BUSINESS OBJECTS S.A.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of US dollars)

	June 30, 2003	December 31, 2002
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$286,854	$233,941
Short-term investments	76,129	46,678
Restricted cash, current	18,073	8,654
Accounts receivable, net	81,575	98,623
Deferred taxes, net	11,707	12,920
Other current assets	18,460	14,131

Total current assets	492,798	414,947
Goodwill	75,682	75,416
Other intangible assets, net	9,405	10,810
Property and equipment, net	35,735	37,341
Restricted cash-long term	—	10,254
Deposits and other assets	3,517	3,040

Total assets	$617,137	$551,808

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,476	$20,105
Accrued payroll and related expenses	46,957	48,537
Deferred revenue	102,709	75,490
Income taxes payable	4,315	7,187
Other current liabilities	32,004	36,398
Notes payable-current portion	10,612	1,717

Total current liabilities	215,073	189,434
Notes and escrow payable	—	9,728
Long-term accrued rent	7,456	7,713
Total shareholders’ equity	394,608	344,933

Total liabilities and shareholders’ equity	$617,137	$551,808

BUSINESS OBJECTS S.A.

CONDENSED CONSOLIDATED CASH FLOW STATEMENT

(In thousands of US dollars)

	Six Months Ended June 30,
	2003	2002
	(unaudited)
Net cash provided by (used in) operating activities:
Net income	$20,340	$22,899
Depreciation and amortization	8,048	8,316
Amortization of intangibles	1,405	—
Deferred income taxes	1,223	57
Changes in operating assets and liabilities
Decrease in accounts receivable	21,651	14,279
Decrease (increase) in current and other assets	(3,321)	277
Decrease in accounts payable	(2,874)	(3,268)
Decrease in accrued payroll and related expenses	(4,472)	(5,989)
Decrease in income taxes payable	(2,454)	(3,390)
Increase in deferred revenue	23,279	9,628
Increase (decrease) in other current liabilities	(6,193)	8,380

Net cash provided by operating activities	56,632	51,189

Cash flows from investing activities:
Purchase of property and equipment	(4,673)	(6,460)
Purchase of short-term investments	(25,321)	—

Net cash used for investing activities	(29,994)	(6,460)

Cash flows from financing activities
Issuance of shares	6,299	12,705
Transfer of cash from restricted cash accounts	793	833
Principal payments on notes payable	(793)	(833)

Net cash provided by financing activities	6,299	12,705

Effect of foreign exchange rate changes on cash and cash equivalents	19,976	26,990

Net increase in cash and cash equivalents	52,913	84,424
Cash and cash equivalents at the beginning of the period	233,941	240,421

Cash and cash equivalents, end of the period	286,854	324,845
Short-term investments, end of period	76,129	—

Cash and cash equivalents and short term investments, end of the period	$362,983	$324,845

Supplemental Information

($ in millions, except where indicated)

(Unaudited)

	2002					2003
	Q1	Q2	Q3	Q4	Total	Q1	Q2
Revenue By Product Line
Net license fees	$63.3	$60.9	$53.7	$66.1	$244.0	$56.2	$62.7
Services	44.3	50.3	56.1	60.1	210.8	62.3	66.3

Total	$107.6	$111.2	$109.8	$126.2	$454.8	$118.5	$129.0

Revenue By Geography
Americas	$51.2	$57.3	$49.6	$54.8	$212.9	$51.9	$56.6
Europe	49.1	47.0	52.7	63.6	212.4	57.8	63.0
Japan	4.1	4.2	4.9	4.7	17.9	5.5	4.8
Asia Pacific	3.2	2.7	2.6	3.1	11.6	3.3	4.6

Total	$107.6	$111.2	$109.8	$126.2	$454.8	118.5	129.0

Direct/Indirect—License Only
Direct	51%	52%	54%	60%	54%	59%	60%
Indirect	49%	48%	46%	40%	46%	41%	40%

Total	100%	100%	100%	100%	100%	100%	100%

Gross Margin %	84%	84%	83%	84%	84%	82%	83%
Operating Profit %	15%	9%	4%	13%	10%	9%	12%
Net Income %	10%	11%	4%	10%	9%	7%	9%
Diluted EPS	0.17	0.18	0.08	0.20	0.63	0.14	0.18

Ending Number of Employees	2,231	2,194	2,186	2,162		2,145	2,148

DSO	68	65	62	70		53	57